News Release

WINNEBAGO INDUSTRIES DRIVES STRONG FIRST QUARTER FISCAL 2022 RESULTS
-- Record First Quarter Revenues of $1.2 Billion Increased 46%, Including Robust Organic Growth of 38% --
-- Record First Quarter Gross Margin of 19.8% Increased 250 Basis Points Year-Over-Year --
-- Record Reported Quarterly Diluted EPS of $2.90 and Record Adjusted EPS of $3.51, Up 97% Over Prior Year --
-- RV Market Share Gains Continue; 13.3%, or +1.3pp, Trailing Three Months thru October --
-- New Marine Reporting Segment Reflects Expanded Portfolio of Premier Brands with the Acquisition of Barletta --

EDEN PRAIRIE, MINNESOTA, December 17, 2021 -- Winnebago Industries, Inc. (NYSE: WGO), a leading outdoor lifestyle product manufacturer, today reported financial results for the Company's Fiscal 2022 first quarter.

First Quarter Fiscal 2022 Results
Revenues for the Fiscal 2022 first quarter ended November 27, 2021, were a record $1.2 billion, an increase of 45.7% compared to $793.1 million for the Fiscal 2021 period. Revenues excluding the recently acquired Barletta business were $1.1 billion, representing an organic growth rate of 37.5% over the prior year period driven by continued strong consumer demand and pricing increases related to current and anticipated higher material and component costs. Gross profit was $229.4 million, an increase of 67.4% compared to $137.0 million for the Fiscal 2021 period. Gross profit margin increased 250 basis points in the quarter to a record 19.8%, driven by operating leverage, price increases, productivity initiatives and favorable segment mix, partially offset by higher material and component costs. Operating income, which includes $3.4 million of acquisition-related costs and $4.6 million of incremental amortization of intangible assets related to the acquisition of Barletta, was $146.4 million for the quarter, an increase of 72.2% compared to $85.0 million for the first quarter of last year. Fiscal 2022 first quarter net income, which includes $6.4 million of contingent consideration fair value adjustment related to the Barletta acquisition, was $99.6 million, an increase of 73.5% compared to $57.4 million in the prior year quarter. Reported earnings per diluted share was $2.90, compared to reported earnings per diluted share of $1.70 in the same period last year. Adjusted earnings per diluted share was $3.51, an increase of 97.2% compared to adjusted earnings per diluted share of $1.78 in the same period last year. Consolidated Adjusted EBITDA was $167.2 million for the quarter, compared to $89.3 million last year, an increase of 87.3%.

President and Chief Executive Officer Michael Happe commented, “Winnebago Industries’ strong first quarter performance builds on our sustained momentum and continues to demonstrate the remarkable growth and profitability our expanded portfolio of premier outdoor lifestyle brands can deliver. Our golden threads of quality, service and innovation continued to differentiate our brands, driving continued market share gains across our portfolio. As of October, 2021, our RV retail market share is 13.3%, reflecting an increase of 1.3 share points over the same period last year, on a trailing three month basis per Statistical Surveys, Inc. Our outstanding team and commitment to operational excellence enabled us to deliver for consumers while simultaneously contributing to a record high consolidated gross margin of 19.8%, even in the face of ongoing supply chain constraints and increased input costs. We will continue to meet these challenges head on and work closely with our dealer partners to replenish their inventories, in a disciplined manner. This quarter also marks the first time we are reporting results for our new Marine segment. The results highlight the strength of Barletta’s unique pontoon offering and strong brand affinity, which integrated smoothly into our portfolio and has delivered on the high-growth and profitability expectations we anticipated. Overall, we see a meaningful runway for further profitable growth across our portfolio, as Winnebago Industries is well-positioned to continue to capitalize on the secular demand shift of consumers embracing the outdoor lifestyle, and provide significant value to our end consumers, dealers, employees and shareholders.”

Towable
Revenues for the Towable segment were $651.0 million for the first quarter, up 43.1% over the prior year, primarily driven by unit growth due to strong continued end consumer demand and pricing increases across the segment. Segment Adjusted EBITDA was $112.1 million, up 77.5% over the prior year period. Adjusted EBITDA margin of 17.2% increased 330 basis points over the prior year and 230 basis points sequentially, primarily due to pricing increases ahead of anticipated material and component cost inflation and operating leverage. Backlog increased to a record $1.9 billion, up 116.6% over the prior year and 10.0% sequentially, due to continued strong consumer demand combined with low levels of dealer inventory, and pricing actions.

Motorhome
Revenues for the Motorhome segment were $421.5 million for the first quarter, up 30.7% from the prior year, driven by an increase in Class B and Class A unit sales, and pricing increases across the segment. Segment Adjusted EBITDA was $50.2 million, up 65.3% from the prior year. Adjusted EBITDA margin of 11.9% increased 250 basis points over the prior year and 70 basis points sequentially, driven by operating leverage, pricing and productivity initiatives, partially offset by material and component cost inflation. Backlog increased to a record $2.4 billion, up 41.2% over the prior year and 4.7% sequentially, as dealers continue to experience low levels of dealer inventory and strong consumer demand.

Marine
The first quarter of Fiscal 2022 marks the first period in which this segment is being reported and is the combination of Chris-Craft, acquired in June, 2018 and Barletta, acquired on August 31, 2021. Revenues for the Marine segment were $79.3 million for the first quarter, an increase of $67.4 million compared to the same period last year. Segment Adjusted EBITDA was $10.6 million, an increase of $9.7 million over the prior year and Adjusted EBITDA margin was 13.3%, an increase of 610 basis points. Backlog for the Marine segment was $257.2 million, an increase of $195.4 million over the prior year. Revenue and EBITDA growth, in addition to the increase in EBITDA margin and backlog, are primarily a result of the recently acquired Barletta business.

Balance Sheet and Cash Flow
As of November 27, 2021, the Company had total outstanding debt of $532.7 million ($600.0 million of debt, net of convertible note discount of $56.7 million, and net of debt issuance costs of $10.5 million) and working capital of $502.5 million. Cash flow from operations was $56.5 million in the first quarter of Fiscal 2022 and compared favorably to last year’s cash outflow of $2.7 million.

Quarterly Cash Dividend and Share Repurchase
On December 15, 2021, the Company’s board of directors approved a quarterly cash dividend of $0.18 per share payable on January 26, 2022, to common stockholders of record at the close of business on January 12, 2022. This is in line with the prior dividend of $0.18 per share and represents a 50%, or $0.06 per share, increase from the dividend of $0.12 per share approved in December of 2020. During the first quarter, Winnebago Industries executed share buybacks totaling $19.6 million.

Mr. Happe continued, “In addition to our strong financial results, we bolstered our initiatives that positively impact our communities during the quarter by mobilizing resources through our Winnebago Industries Foundation to support natural disaster relief, employee hardship and dependent scholarship programs and announcing a new goal of achieving net-zero greenhouse gas emissions by 2050 as part of joining the Business Ambition for 1.5°C. We recognize that our corporate responsibilities extend outside our organization and our recently published 2021 Corporate Responsibility Report contains more information on the many ways we are doing work to help people around the globe enjoy outdoor experiences. Looking ahead, we anticipate demand for our highly desirable brands to remain elevated, a result of executing our proven strategy of focusing on quality, innovation and service.”

Conference Call
Winnebago Industries, Inc. will discuss Fiscal 2022 first quarter earnings results during a conference call scheduled for 9:00 a.m. Central Time today. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at http://investor.wgo.net. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc. is a leading North American manufacturer of outdoor lifestyle products under the Winnebago, Grand
Design, Chris-Craft, Newmar and Barletta brands, which are used primarily in leisure travel and outdoor recreation activities. The
Company builds quality motorhomes, travel trailers, fifth-wheel products, pontoon boats, inboard/outboard and stern-drive powerboats and commercial community outreach vehicles. Winnebago Industries has multiple facilities in Iowa, Indiana, Minnesota and Florida. The Company's common stock is listed on the New York Stock Exchange and traded under the symbol WGO. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to uncertainty surrounding the COVID-19 pandemic; general economic uncertainty in key markets and a worsening of domestic economic conditions or low levels of economic growth; availability of financing for RV and marine dealers; ability to innovate and commercialize new products; ability to manage our inventory to meet demand; competition and new product introductions by competitors; risk related to cyclicality and seasonality of our business; significant increase in repurchase obligations; business or production disruptions; inadequate inventory and distribution channel management; ability to retain relationships with our suppliers; increased material and component costs, including availability and price of fuel and raw materials; ability to integrate mergers and acquisitions; ability to attract and retain qualified personnel and changes in market compensation rates; exposure to warranty claims; ability to protect our information technology systems from data security, cyberattacks, and network disruption risks and the ability to successfully upgrade and evolve our information technology systems; ability to retain brand reputation and related exposure to product liability claims; governmental regulation, including for climate change; impairment of goodwill; and risks related to our Convertible and Senior Secured Notes including our ability to satisfy our obligations under these notes. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission ("SEC") over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contacts
Steve Stuber, Investor Relations
srstuber@wgo.net
(952) 828-8461
Media: Chad Reece, Corporate Relations
creece@wgo.net
(641) 585-6647

Winnebago Industries, Inc.
Condensed Consolidated Statements of Income
(Unaudited and subject to reclassification)

	Three Months Ended
	November 27, 2021		November 28, 2020
Net revenues	$1,155,740	100.0%	$793,131	100.0%
Cost of goods sold	926,328	80.2%	656,127	82.7%
Gross profit	229,412	19.8%	137,004	17.3%
Selling, general, and administrative expenses	74,870	6.5%	48,399	6.1%
Amortization	8,172	0.7%	3,590	0.5%
Total operating expenses	83,042	7.2%	51,989	6.6%
Operating income	146,370	12.7%	85,015	10.7%
Interest expense, net	10,242	0.9%	9,941	1.3%
Non-operating loss	6,357	0.6%	94	—%
Income before income taxes	129,771	11.2%	74,980	9.5%
Provision for income taxes	30,141	2.6%	17,557	2.2%
Net income	$99,630	8.6%	$57,423	7.2%

Earnings per common share:
Basic	$2.99		$1.71
Diluted	$2.90		$1.70
Weighted average common shares outstanding:
Basic	33,322		33,609
Diluted	34,378		33,839

Percentages may not add due to rounding differences.

Winnebago Industries, Inc.
Condensed Consolidated Balance Sheets
(Unaudited and subject to reclassification)

	November 27, 2021	August 28, 2021
Assets
Current assets
Cash and cash equivalents	$211,384	$434,563
Receivables, net	263,677	253,808
Inventories, net	432,825	341,473
Prepaid expenses and other current assets	21,701	29,069
Total current assets	929,587	1,058,913
Property, plant, and equipment, net	224,129	191,427
Goodwill	484,176	348,058
Other intangible assets, net	493,635	390,407
Investment in life insurance	29,027	28,821
Operating lease assets	27,747	28,379
Other long-term assets	18,060	16,562
Total assets	$2,206,361	$2,062,567

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$166,848	$180,030
Income taxes payable	29,223	8,043
Accrued expenses	231,032	219,203
Total current liabilities	427,103	407,276
Long-term debt, net	532,739	528,559
Deferred income taxes	13,247	13,429
Unrecognized tax benefits	6,667	6,483
Long-term operating lease liabilities	26,368	26,745
Deferred compensation benefits, net of current portion	9,775	9,550
Other long-term liabilities	31,204	13,582
Total liabilities	1,047,103	1,005,624
Shareholders' equity	1,159,258	1,056,943
Total liabilities and shareholders' equity	$2,206,361	$2,062,567

Winnebago Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited and subject to reclassification)

	Three Months Ended
	November 27, 2021	November 28, 2020
Operating activities
Net income	$99,630	$57,423
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation	5,306	4,160
Amortization	8,172	3,590
Non-cash interest expense, net	3,627	3,351
Amortization of debt issuance costs	613	606
Last in, first-out expense	437	276
Stock-based compensation	2,711	2,354
Deferred income taxes	(185)	872
Contingent consideration fair value adjustment	6,370	—
Other, net	2,312	(3,329)
Change in operating assets and liabilities, net of assets and liabilities acquired
Receivables, net	(7,210)	(10,380)
Inventories, net	(70,340)	(80,472)
Prepaid expenses and other assets	4,852	583
Accounts payable	(17,704)	(8,371)
Income taxes and unrecognized tax benefits	24,664	16,556
Accrued expenses and other liabilities	(6,706)	10,111
Net cash provided by (used in) operating activities	56,549	(2,670)

Investing activities
Purchases of property, plant, and equipment	(23,215)	(8,689)
Acquisition of business, net of cash acquired	(228,159)	—
Proceeds from the sale of property, plant, and equipment	—	7,775
Other, net	(36)	(234)
Net cash used in investing activities	(251,410)	(1,148)

Financing activities
Borrowings on long-term debt	932,566	798,359
Repayments on long-term debt	(932,566)	(798,359)
Payments of cash dividends	(6,010)	(4,046)
Payments for repurchases of common stock	(23,723)	(11,606)
Other, net	1,415	(166)
Net cash used in financing activities	(28,318)	(15,818)

Net decrease in cash and cash equivalents	(223,179)	(19,636)
Cash and cash equivalents at beginning of period	434,563	292,575
Cash and cash equivalents at end of period	$211,384	$272,939

Supplemental Disclosures
Income taxes paid (received), net	$8,716	$(195)
Interest paid	4,765	2,377

Non-cash investing and financing activities
Issuance of common stock for acquisition of business	$22,000	$—
Capital expenditures in accounts payable	1,101	613

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Towable
(in thousands, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	November 27, 2021	% of Revenues(1)	November 28, 2020	% of Revenues(1)	$ Change	% Change
Net revenues	$651,024		$454,901		$196,123	43.1%
Adjusted EBITDA	112,077	17.2%	63,143	13.9%	48,934	77.5%

	Three Months Ended
Unit deliveries	November 27, 2021	Product Mix(1)	November 28, 2020	Product Mix(1)	Unit Change	% Change
Travel trailer	11,143	67.8%	9,160	64.4%	1,983	21.6%
Fifth wheel	5,288	32.2%	5,054	35.6%	234	4.6%
Total towables	16,431	100.0%	14,214	100.0%	2,217	15.6%

	November 27, 2021		November 28, 2020		Change	% Change
Backlog(2)
Units	48,759		29,659		19,100	64.4%
Dollars	$1,874,847		$865,420		$1,009,427	116.6%
Dealer Inventory
Units	15,344		12,637		2,707	21.4%
(1)    Percentages may not add due to rounding differences.
(2)    Our backlog includes all accepted orders from dealers which generally have been requested to be shipped within the next six months. Orders in backlog generally can be cancelled or postponed at the option of the dealer at any time without penalty; therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Motorhome
(in thousands, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	November 27, 2021	% of Revenues(1)	November 28, 2020	% of Revenues(1)	$ Change	% Change
Net revenues	$421,479		$322,389		$99,090	30.7%
Adjusted EBITDA	50,153	11.9%	30,343	9.4%	19,810	65.3%

	Three Months Ended
Unit deliveries	November 27, 2021	Product Mix(1)	November 28, 2020	Product Mix(1)	Unit Change	% Change
Class A	744	27.2%	598	25.7%	146	24.4%
Class B	1,447	52.9%	1,098	47.1%	349	31.8%
Class C	544	19.9%	634	27.2%	(90)	(14.2)%
Total motorhomes	2,735	100.0%	2,330	100.0%	405	17.4%

	November 27, 2021		November 28, 2020		Change	% Change
Backlog(2)
Units	18,826		13,217		5,609	42.4%
Dollars	$2,412,625		$1,709,154		$703,471	41.2%
Dealer Inventory
Units	2,468		2,123		345	16.3%
(1)    Percentages may not add due to rounding differences.
(2)    Our backlog includes all accepted orders from dealers which generally have been requested to be shipped within the next six months. Orders in backlog generally can be cancelled or postponed at the option of the dealer at any time without penalty; therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Marine
(in thousands, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	November 27, 2021	% of Revenues(1)	November 28, 2020	% of Revenues(1)	$ Change	% Change
Net revenues	$79,318		$11,894		$67,424	566.9%
Adjusted EBITDA	10,570	13.3%	854	7.2%	9,716	1,137.7%

	Three Months Ended
Unit deliveries	November 27, 2021		November 28, 2020		Unit Change	% Change
Boats	1,135		61		1,074	1,760.7%

	November 27, 2021		November 28, 2020		Change	% Change
Backlog(2)
Units	3,002		317		2,685	847.0%
Dollars	$257,248		$61,848		$195,400	315.9%
Dealer Inventory
Units	1,446		155		1,291	832.9%
(1)    Percentages may not add due to rounding differences.
(2)    Our backlog includes all accepted orders from dealers which generally have been requested to be shipped within the next six months. Orders in backlog generally can be cancelled or postponed at the option of the dealer at any time without penalty; therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Non-GAAP Reconciliation
(Unaudited and subject to reclassification)

Non-GAAP financial measures, which are not calculated or presented in accordance with accounting principles generally accepted in the United States (“GAAP”), have been provided as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures presented may differ from similar measures used by other companies.

The following table reconciles diluted earnings per share to Adjusted diluted earnings per share:

	Three Months Ended
	November 27, 2021	November 28, 2020
Diluted earnings per share	$2.90	$1.70
Acquisition-related costs(1)	0.10	—
Gain on sale of property, plant and equipment(1)	—	(0.11)
Litigation reserves(1)	0.12	—
Amortization(1)	0.24	0.11
Non-cash interest expense(1,2)	0.11	0.10
Contingent consideration fair value adjustment(1)	0.19	—
Tax impact of adjustments(3)	(0.18)	(0.02)
Impact of convertible share dilution(4)	0.05	—
Adjusted diluted income per share(5)	$3.51	$1.78
(1)    Represents a pre-tax adjustment.
(2)    Non-cash interest expense associated with the convertible notes issued as part of our acquisition of Newmar.
(3)    Income tax charge calculated using the statutory tax rate for the U.S. of 24.2% and 21.0% for Fiscal 2022 and Fiscal 2021, respectively.
(4)    Represents the dilution of convertible notes which is economically offset by a call/spread overlay that was put in place upon issuance.
(5) Per share numbers may not foot due to rounding.

The following table reconciles net income to consolidated EBITDA and Adjusted EBITDA.

	Three Months Ended
	November 27, 2021	November 28, 2020
Net income	$99,630	$57,423
Interest expense, net	10,242	9,941
Provision for income taxes	30,141	17,557
Depreciation	5,306	4,160
Amortization	8,172	3,590
EBITDA	153,491	92,671
Acquisition-related costs	3,384	—
Litigation reserves	4,000	—
Gain on sale of property, plant and equipment	—	(3,565)
Restructuring expenses	—	93
Contingent consideration fair value adjustment	6,370	—
Non-operating (income) loss	(13)	94
Adjusted EBITDA	$167,232	$89,293

Non-GAAP performance measures of Adjusted diluted earnings per share, EBITDA and Adjusted EBITDA have been provided as comparable measures to illustrate the effect of non-recurring transactions occurring during the reported periods and to improve comparability of our results from period to period. Adjusted diluted earnings per share is defined as diluted earnings per share adjusted for after-tax items that impact the comparability of our results from period to period. EBITDA is defined as net income before interest expense, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is defined as net income before interest expense, provision (benefit) for income taxes, depreciation and amortization expense and other pretax adjustments made in order to present comparable results from period to period. Management believes Adjusted diluted earnings per share and Adjusted EBITDA provide meaningful supplemental information about our operating performance because these measures exclude amounts that we do not consider part of our core operating results when assessing our performance. Examples of items excluded from Adjusted diluted earnings per share include acquisition-related costs, gain on sale of property, plant and equipment, litigation reserves, amortization, non-cash interest expense, contingent consideration fair value adjustment, impact of convertible share dilution and the tax impact of the adjustments. Examples of items excluded from Adjusted EBITDA include acquisition-related costs, litigation reserves, restructuring expenses, gain or loss on sale of property, plant and equipment, contingent consideration fair value adjustment, and non-operating income or loss.

Management uses these non-GAAP financial measures (a) to evaluate historical and prospective financial performance and trends as well as assess performance relative to competitors and peers; (b) to measure operational profitability on a consistent basis; (c) in presentations to the members of our Board of Directors to enable our Board of Directors to have the same measurement basis of operating performance as is used by management in its assessments of performance and in forecasting and budgeting for the Company; (d) to evaluate potential acquisitions; and (e) to ensure compliance with restricted activities under the terms of our asset-based revolving ("ABL") credit facility and outstanding notes. Management believes these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry.